MET-PRO CORPORATION

Second Quarter Earnings Conference Call

Moderator: Kevin Bittle
August 22, 2006
10:00 am CT

Operator:
Good morning. My name is (Regina) and I will be your conference operator today. At this time I would like to welcome everyone to the Met-Pro Corporation Second Quarter Ending July 31, 2006 Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press star then the number two on your telephone keypad. I will now turn the call over to Kevin Bittle, Manager of Creative Services. Thank you. Mr. Bittle, you may begin your conference.

Kevin Bittle:
Good morning and welcome to Met-Pro Corporation's first ever earnings conference call. My name is Kevin Bittle and I'm with the company's Creative Services Department. On our call this morning with me is Ray De Hont, our Chairman and Chief Executive Officer, and Gary Morgan, our Senior Vice President of Finance and CFO.

A few comments before we begin. During today's call we will be referring to our earnings release for the second quarter ended July 31, 3006. The earnings release is available on the investor Relations Page of our corporate website, www.met-pro.com. I'd also remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Please refer to our annual report for the Fiscal Year ended January 31, 2006 that was filed with the SEC for important factors, that among others, could cause our actual results to differ from any results which might projected, forecasted, or estimated in any such forward-looking statement. And with that I will turn the call over to Ray.

Raymond De Hont:
Thank you, Kevin. Good morning everyone and welcome from Harleysville, Pennsylvania. Earlier this morning we released our financial results for the second quarter ended July 31, 2006. In a moment, Gary Morgan will provide more specific comments on the quarter's financial results, but prior to that I'd like to offer these general comments on our performance.

Market demand from Met-Pro's products remain strong, resulting in the highest booking performance for any quarter in the company's history and the highest backlog total at the end of a second quarter in the company's history. The impact of this demand however was offset by margin compression due to weak product mix and higher material costs in both operating segments.

Top of Form

The company has taken steps which are expected to relieve pressure on our gross margins in the third and fourth quarters. In essence, these three things tell the story for our second quarter. We will discuss them at greater lengths throughout our call this morning. I would now like to ask Gary Morgan to review our second quarter financial performance, after which I will provide some concluding remarks before we take your questions. Gary?

Gary Morgan:	Thank you Ray. Today we reported net income of $1.8 million or 16 cents per share compared with $2 million or 17 cents per share in the second quarter of last year.

Net income for the second quarter was impacted by product mix and higher material costs in both operating segments, combined with a loss on one large product recovery and pollution control equipment project, which alone reduced our net income by approximately $264,000 or 2 cents per share.

Income from operations in the product recovery and pollution control equipment segment project totaled $900,000, a decline of $200,000 from the second quarter of last year.

A loss on one large project in this segment reduced the income from operations by $387,000. In addition, this segment was impacted by product mix and higher material costs. These items were partially offset by a higher sales volume of $1.2 million.

Income from operations in the fluid handling equipment segment totaled $1.5 million, a decline of $200,000 from the second quarter of last year. Product mix and higher material costs accounted for this decrease.

Our record high bookings for the second quarter totaled $26.6 million compared to $21 million for the second quarter of last year. This increase in bookings was due to a 20% increase in product recovery and pollution control equipment segment and a 38% increase in the fluid handling equipment segment.

As a result of these record high bookings, we ended the second quarter with a record high backlog for the period ending July 31, 2006 of $24 million compared to $16 million for the second quarter of last year. Our backlog in the product recovery and pollution control equipment segment totaled $16.8 million compared to $11.1 million for the second quarter ended July 31 of 2005 or an increase of 38%. And the backlog in our fluid handling equipment segment totaled $7.2 million compared to $3.9 million for the same period last year or an increase of 85%.

Top of Form

Our balance sheet remains strong. As of the end of the second quarter our cash on hand totaled $20 million or $1.75 per share and our current ratio has increased to 3.4. This concludes my comments. Thank you and I will now turn the call back to Ray.

Raymond De Hont:
Thank you, Gary. Let me focus again on the things that essentially tell the story for the second quarter. Market demand for Met-Pro's products remains strong in both segments, including international sales, resulting in record bookings for the second quarter and the highest backlog entry in the third quarter in the company's history.

The impact of this demand, however, was offset by margin compression due to weak product mix and higher material costs in both operating segments. With regard to weak product mix, net sales from our product recover pollution control equipment segment were a larger share of our total net share when compared to last year. The gross margin for this segment of our business is typically not as high as those in our fluid handling equipment segment.

In addition, a significant portion of the product mix within the product recovery pollution control equipment segment was made up of long lead time engineered projects whose margins are not normally as high as the shorter lead times standard product type sales.

Our total gross margin was also impacted by product mix in the fluid handling equipment segment, due to flat or reduced sales in the higher margin businesses within this segment and higher sales in its lower margin businesses. As Gary already mentioned, the backlog in the fluid handling equipment segment at the end of the second quarter totaled $7.2 million compared with $3.9 million for the same period last year.

A significant portion of this increase is in the higher margin businesses within this segment. In addition, the backlog in the product recovery pollution control equipment segment is of higher quality entering the third quarter than it was entering the second quarter.

Several large projects contained in the product recovery pollution control equipment segment's backlog were sold at gross margin similar to the gross margins normally achievable only on standard product type sales.

Our industries continue to experience higher material costs. Unlike the last two years, however, our customers are much more amenable to price increases and we have been able to increase our prices to offset some of the material cost increases we have incurred.

Most of these price increases occurred during the second quarter and as a result have not yet fully impacted our financials. In addition, we continue to improve our purchasing practices, reduce the total cost from our suppliers, and find new sources of supply both domestically and internationally.

Top of Form

With respect to the loss on one of our large product recovery pollution control equipment projects, this project was a long lead time engineered product that shipped in May and was severely impacted by higher material costs resulting from increases in commodity prices between the time the equipment was quoted and shipped and project execution. We have taken aggressive steps to improve project management and avoid profit erosion on this type of project in the future.

The relocation of the company's Sethco and Mefiag divisions and the expansion of the Company's Netherlands and Telford, Pennsylvania facilities are now complete and are expected to result in improved operational performance going forward.

In closing, I believe the measures we have taken to improve our profitability, together with a strong market demand for our products and a quality backlog, give us optimism for our third quarter and full fiscal year. I'd like to thank all of you for your participation in today's call and I'll now turn the call back to Kevin. Kevin?

Kevin Bittle:	Thank you, Ray. At this time we would welcome any questions you may have. I would like to ask our operator, (Regina), to provide instructions for this portion of the call. Thank you.

Operator:
At this time I would like to remind everyone, if you would like a question, press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Ryan Connors with Benning and Scattergood.

Ryan Connors:	Good morning, gentlemen.

Raymond De Hont:	Hi, Ryan. How you doing?

Ryan Connors:
Doing well. First of all, just a housekeeping kind of item for you Gary, I guess -- the SG&A line actually came in pretty low in the second quarter. I'm getting it just under 18% in terms of percent of sales. Is that - could you just talk about what drove that and whether or not that's a sustainable type number and whether we kind of revert to - back up to the mean on that?

Gary Morgan:
The SG - in the first quarter, the SG&A was higher due to the one-time charges related - non-reoccurring charges related to the move of our Hauppauge, New York facility down to Pennsylvania. In the second quarter, the reason the percentage went down, Ryan was due to higher sales volume, which the G&A portion of the SG&A is a bit - and basically a fixed number and it doesn't increase as high at the same levels of sales increase. And going forward we expect that - the same level of G&A expenses going forward.

Ryan Connors:	Okay. So presumably there is leverage there then? I mean if sales continue to expand based on the backlog and so forth, the SG&A should increase at a slower rate.

Gary Morgan:
The selling portion of this should increase consistent with sales, but the G&A portion should basically get - be flat or a little smaller - a lighter increase. So there is some - with the higher sales volume we should - some of that profitability should drop down to the bottom line.

Top of Form

Ryan Connors:
Right. Next, if I could just in terms of - if you back out the single project that was unprofitable and you look at the two different sort of contributors -- you talk about mix bringing down margins a little bit and input costs. Can you break down - again backing out that single project, just in terms of order or magnitude how big a contributor those two were. Are they - is it kind of 50/50 each or is more like 90/10 one way or the other?

Gary Morgan:	The - on the - one project that we had a loss on, that reduced our gross margin by $387,000…

Ryan Connors:	Yes.

Gary Morgan:
…or about 2% - about 2 cents a share -- a little - about 2.3 cents a share to be exact, Ryan. As related to the product mix and the material costs, we cannot quantify that, but that happened in both the product recovery and pollution control equipment segment and also the fluid handling equipment segment. I would imagine that would have an impact at about the same amount of money.

Ryan Connors:	Okay.

Gary Morgan:	Okay?

Ryan Connors:
Great. And then just quickly on the backlog, obviously the backlog is robust and that bodes very well for the rest of the year. Can you just talk about - so two questions on that -- number one, what's really driving that order flow in terms of - is it a general strength in one of the key end markets or is that something you guys are doing internally in terms of reorganizing the sales force or so forth?

Raymond De Hont:
I think it's a combination of - Ryan and far as - we've put a lot of effort into growing our top line over the last several years. We had to change the way we sold. We had to get in front of the customer more frequently than we were in the past, and we're doing that.

And a lot of the industries that we play in also are doing well. So we've got the combination of the two where we're aggressively going out there and taking the business rather than waiting for it to come to us. And the markets are pretty good.

We - as far as the backlog - when you look at the backlog that's built now with the - approximately $24 million going into the third quarter, it's spread quite a bit across all of our divisions. The majority of our divisions are doing quite well as far as the booking end and as a result, our backlog has grown.

As I mentioned in my comments earlier today, when you look at the product recovery side of this, we have a number of projects in there that are very - at very good margins. In addition, the fluid handling equipment side has grown significant from - to $7.2 from $3.9 million. And that has historically been our higher margin business -- that segment. So we've got a lot of good things going for us moving forward.

Top of Form

Ryan Connors:
Okay. And then just finally, you know, you talked a lot in the past about margins getting back up into the, you know, the mid-30 range over the next several years. If you could just update us on your thinking in that front in terms of whether this quarter changes your time line -- it brings it forward, pushes it back, you know, what's your latest thinking is in terms of your roadmap towards that range?

Raymond De Hont:
Well we would like to get back to the 34/35% gross margins that we experienced three/four years ago. And we're doing that through a number of means. One is we are now able to increase our prices of our products. Customers are more amenable to that. We're selling more international, becoming more global. We're finding that our international business is at a higher margin because there's actually less competition.

What's happening is the customers overseas, they're selecting a group of suppliers that they consider qualified suppliers. And typically you're on a level playing field when you're playing against the same type of supplier and so you're not having somebody coming in and cutting the margins drastically. So we're seeing higher margins there.

We also - back in May of 2005 we brought on a Director of Procurement in Logistics and - in order to manage from the corporate office from a central location, our procurement and the logistics group. And that's starting to turn into some nice cost savings.

You're not going to see them all immediately because what you do there is you may negotiate a contract that's going to result in say $100,000 in savings over a year, so you're only seeing the first month or two of that as you go forward into this year. But as the year goes on you'll receive more and more savings along those lines.

So we're doing it on the operations side, we're doing it as far as going internationally, we're doing it on the pricing side and also domestically. The way we set up our organization, we're taking advantage of more synergies within our group then we ever have.

We're packaging products, we're bringing - if a division has a good reputation in a certain market niche and another one doesn’t but has products that would work in that niche, that division with the reputation is bringing them into it.

An example would be the aquarium industry where Fybroc is the dominating player as far as non-metallic pumps. They're now bringing Dean and Sethco into that.

Ryan Connors:	Yes. Great. That's very helpful. Listen, thanks guys for the time and best of luck the rest of the year.

Kevin Bittle:	You're welcome Ryan. Thank you.

Operator:	Your next question comes from Michael Gaugler with Brean Murray Carret.

Top of Form

Michael Gaugler:	Morning, Ray. Good morning, Gary.

Raymond De Hont:	Good morning, Michael.

Michael Gaugler:	Ray I'd like to go back to your comments a little bit about pricing. On this most recent price increase, any push back from customers at all?

Raymond De Hont:
Actually no. We've been able to have across the board increases in some of our pump businesses, our filter businesses. And the customers are accepting them. We're not getting a pushback like we did last year and the year before definitely. We got a pushback and basically the customer said that, "If you're going to increase our prices we're doing to your competition." And this year we're not seeing that.

We've - in some of our divisions we've actually had some significant increases of 15/20% and not gotten the pushback. And as you can see, when you look at our bookings for the second quarter and the backlog, we're still growing. It's still a good market demand for our products.

Michael Gaugler:	Okay. That's helpful. Another question -- what's left on the restructuring plan? Do you basically have everything at a level you would consider optimal at this point?

Raymond De Hont:
I wouldn't say optimal. I think we've structured it in a way that's going to help us evaluate and move forward a little better going into the future. Recently this - early this year we put together - we promoted two people to executive vice president positions, one of them that's basically overseeing a group of our air companies. And he'll be evaluating with the vice presidents from those companies.

How do we configure that group of companies to take it and move it forward more strongly into the future? We've simplified our organization as far as our pump organization where all of our pump companies are under one management group. We actually moved one of our divisions from Hauppauge, New York to our Telford facility. Now we have both plastic pump companies under one manufacturing roof.

We simplified our Mefiag filer company by putting all of the Mefiag business under one head worldwide. These things build flexibility. They build depth and they allow us to take advantage of the synergies. But to say that we're at an optimum right now - I think that we have room for improvement and we'll continue to look to do so.

Michael Gaugler:	Okay. So I can - I take from that comment that we could be seeing some more manufacturing rationalization going on in the next couple of months?

Raymond De Hont:	I'd say months and even in to the - next year or so. Yes.

Michael Gaugler:	And last question -- how's the acquisition pipeline look?

Top of Form

Raymond De Hont:	We've got some opportunities that we're talking to right now. Hopefully we'll be able to close one or two of them, but we've got some good opportunities out there.

Michael Gaugler:	All right, gentlemen. Thank you

Raymond De Hont:	Thank you, Michael.

Operator:	Again, if you would like to ask a question, please press star then the number one on your telephone keypad. Your next question comes from Alvin Hoffman, Individual Stockholder.

Alvin Hoffman:	Hi.

Raymond De Hont:	Hi Alvin.

Alvin Hoffman:	Hi. A couple of my questions were already asked, but why at this time did you decide to go to conference call method of communicating with your stockholder?

Raymond De Hont:
I - Alvin I think the main reason was we wanted to give our shareholders more visibility into the company. Historically we basically put out a news release and that was about it. Recently I've been visiting a lot of - not only current stockholders but also potential stockholders and we felt that the conference call was another way of giving them visibility -- what's behind the numbers -- and to be able to discuss things as we're doing today. So that was the main reason for it.

Alvin Hoffman:	Thank you.

Operator:	Your next question comes from Jim Schwartz with Harvey Partners.

Jim Schwartz:	Hey you guys.

Raymond De Hont:	Hi. How you doing, Jim?

Jim Schwartz:
Good. Could you just break down for me in fluid handling the, you know, you said that the increase in backlog is, you know, from higher margin pieces. I mean if I did a year over year look, the change in your backlog in fluid handling just short of the margin differential between the two just so I could have an idea going forward of, you know, how we can get, you know, sort of the 500 basis point improvement in the gross margin.

Top of Form

Raymond De Hont:	Well if you look at the fluid-handling portion of our business, I - last year ending 7/31/05, our total gross margin was 38%.

Jim Schwartz:	Yes.

Raymond De Hont:
And in the first quarter, that - the second quarter this year at 7/30/06 the gross profit was down to $36.1. And the reason is the product mix. However on the booking and backlog side, that's flipped. That's changed now, where for instance our Fybroc and Sethco divisions, which are typically the higher gross margins companies within that group, their backlog is increased significantly during this period.

They've had a lot of bookings during the second quarter. They're entering the third quarter with a very strong backlog and that's why I say that a large share of this backlog for the fluid handling going into the third quarter is from the higher margin parts of that fluid handling group -- primarily the pump business -- the two pump businesses, Sethco and Fybroc.

Jim Schwartz:	Okay. Great. Thanks guys.

Operator:	Your next question comes from Brad Osleger with Deprince Race Zollo.

Brad Osleger:	Hi. Good morning guys.

Raymond De Hont:	Hi, Brad. How you doing?

Brad Osleger:
I'm doing fine, thanks. Couple quick questions for you -- the first of which goes back to Michael's question I believe on your gross margin outlook -- 34 to 35% longer term. Could you help us understand kind of a reasonable timeframe, you know, for when method -- or excuse me, Met-Pro would begin to approach that goal? Is it a number of years, should we see steady progress throughout - obviously we're looking for improvement in the back half of the year but going forward beyond that would it be a reasonable expectation to expect continued progress off of that level?

Raymond De Hont:
Yes. I think we would look at continued progress from where we're at. And I'd say to get back to those type of numbers you're talking about a three to five year span if everything that were implementing goes the way we think it can.

Brad Osleger:	Okay. But continued progress from here on out.

Raymond De Hont:	Yes. I think that the - there'll be a gradual increase in the gross margin as we go forward.

Brad Osleger:	Okay. Great. Last question -- can you give us an update on China? Is it currently profitable and kind of what do you see the market heading there?

Raymond De Hont:
Well we don't break out the businesses, as you know. And we wouldn't break that out, but what's happening now is we're getting the bookings and the shipments. We're like on the hockey stick. We're at the lower end of the hockey stick looking at some decent - large size or decent-sized quotations that we feel we'll be able to book during the third and fourth quarter.

Top of Form

Brad Osleger:	Okay. Very good.

Raymond De Hont:	It's progressing well. We're doing some things there that I think will give us some good future business.

Brad Osleger:	Thank you very much.

Raymond De Hont:	You're welcome.

Operator:	Your next question comes from Kevin Wenck with Polynous Capital Management.

Kevin Wenck:	Good morning.

Raymond De Hont:	Hi.

Kevin Wenck:
I've got a couple of questions. Your comments on the backlog said that you had some higher gross margin products in the backlog. What I was uncertain about is whether you'd looked through the whole backlog and whether the gross margin potential at this point -- and I know things can change as you, you know, manufacture stuff and ship products -- but whether the gross margin potential on the whole backlog is higher than what you had in the latest quarter adjusted for the loss on the contract.

Raymond De Hont:
I think the answer to that would be yes. The quality of that backlog in the margins in that total (back) - we have looked at the total backlog, not just these individual jobs. And we think the quality is better than it was going into the second quarter and during the second quarter.

Kevin Wenck:
Okay. Then the next question is, I feel that in the press release and in some of your comments there's a suggestion that there's specific things you're going to work on in Q3 and Q4 to improve gross margins aside from, you know, possibly increasing prices and, you know, and being more disciplined on, you know, monitoring gross margin potential of larger projects. And so if you could give us some more color as to what some of those individual activities might be internal and gross, you know, internal gross margin improvement.

Raymond De Hont:
Well first of all, we've merged one of our divisions for - Sethco division with our Fybroc group over in Telford, PA and that's going to help us as far as operating costs because of the synergies and so forth and where we don't have to duplicate overhead as far as management and having two of each, you know, two engineering managers, two controllers and so forth. That's going to help us on the operating side.

Our procurement group -- we're negotiating contracts with suppliers. We're negotiating on the total Met-Pro spent rather than the individual division. When you look at it historically, each of the individual divisions would typically do their purchasing in their logistics in the regional area or sometimes somewhere in the domestic United States.

Top of Form

We're now looking not only at the domestic, we're looking at the international for buying our products. And again we're going to these vendors on a total spend. Instead of going for each individual division we're adding up all the divisions going to a supplier and saying, "Look this is what our spend is. What can you do for us?" And we're seeing some good results from that already that will result in pickups as far as margins and so forth.

We - we're being more selective I think as far as on the front end also. We're looking at - we put some limits of authority on some of the divisions to where we wont' allow them to go below a certain margin without coming to the corporate office and discussing it. And we've bumped them up a little bit and I think that will help us to be more disciplined as far as the gross margins and sell it at the higher gross margins.

We do not want to change from what our historical core value was as far as going after a niche market where we can be one of the top or three players where it's a growing market and where we can make good margins. So we want to continue to do that. And sometimes you have to reevaluate and change (unintelligible) year-end because it's no longer what it originally was.

Kevin Wenck:
Okay. That's helpful. And without asking you for quantifications as to, you know, how much of the improvement we're going to see in Q3 and Q4, in terms of the relative timing, and we going to see, you know, 25% of what you're talking about in Q3 and 75% in Q4 or what are your thoughts on that?

Raymond De Hont:
That's a difficult one to answer because of the - all the different things that are going on within there is the different pieces that make up the improvement. And it comes down to again project execution. It comes down to getting the better pricing from suppliers and so forth.

And that's going to be a month-to-month thing. We're already seeing some - I can give you some examples where we've gone out and on our freight - our freight costs -- as everybody freights costs -- had gone up over the last two/three years.

And we went out - we went to a broker as far as the (3PL) and we negotiated a contract. And what we've been able to do is reduce the cost of our freight significantly compared to what it once was.

Top of Form

And the problem we had before is all the divisions were negotiating on small pieces of it - of our freight. And we found that for the same carrier we had different discounts throughout the company. So by putting it all together we've been able to improve that part of our business significantly.

And that's going to help us in two areas. It's going to save us on our inbound freight, but it's going to help us with our customers, which will make our pricing to them less than what it would than with all the increased freight costs. So it is difficult to answer as far what the impact's going to be at any given time. And it depends on what product shipped at what time.

Kevin Wenck:	Okay. And a couple minor questions -- the other income in the quarter -- how much of that was interest income and how much of that was, you know, non-interest income?

Gary Morgan:	Kevin, the majority of that was interest income.

Kevin Wenck:	Okay.

Gary Morgan:	(Had) $20 million of cash on hand and interest rates have gone up from last year and the majority -- I would say 95% of that is interest income.

Kevin Wenck:	Okay. And then a rough cap-x budget for the second half?

Gary Morgan:
The second half -- in the first half we spent about $3.2 million on cap-x, $1.5 was for the completing of building in Telford, Pennsylvania to relocate the Sethco division from Long Island down to Pennsylvania.

We spent a - an additional $700,00 to complete the expansion of our Netherlands operations. And the balance -- $700/800,000 for the first six months -- was from normal operations. We expect the balance of the year to be somewhere around $800,000 for the balance of the year.

Kevin Wenck:	Okay. And then one final question -- cash at quarter end?

Gary Morgan:	Cash at the quarter end was $20 million.

Kevin Wenck:	Okay. All right thanks for your help.

Gary Morgan:	Okay. Thank you, Kevin.

Raymond De Hont:	Thank you, Kevin.

Operator:
Again, if you would like to ask a question please press star then the number one on your telephone keypad. That is star then the number one on your telephone keypad. You have a follow-up question from the line of Alvin Hoffman, individual stockholder.

Top of Form

Alvin Hoffman:	The last conference call you mentioned that you found the Dean pumps applicable to fresh water aquarium. How big a business is fresh water aquariums as a potential?

Raymond De Hont:
Well it's not necessarily fresh water aquariums. It's the fresh water within the aquarium park and also with - you get parks such as Sesame Street Park and so forth that have a lot of fresh water. What it does gets us into a - and zoos -- lot of zoos use fresh water.

It's difficult to pull that together Alvin as far as the total market for that type of a group because a lot of those people play close to the vest as far as how much they spend and how - they promote how big the park is but they don't promote how much they spend on the parks.

Alvin Hoffman:	All right. Are there any new saltwater aquariums on the horizon?

Raymond De Hont:	There are. There's some large ones that we're working on overseas. There's some good international ones. There's some smaller projects domestically, but the aquarium business still is quite robust.

Alvin Hoffman:	They - the current aquariums that are operating continually buy more pumps?

Raymond De Hont:
Yes. What they have to do - they have to change up their exhibits. And they do it on a pretty frequent basis so they'll change an exhibit because after a while -- after two or three years customers want to see something different so they do change up their exhibits. In some cases they build a whole new park, which there are quite a few on the drawing board right now.

Alvin Hoffman:	So it's a dynamic industry.

Raymond De Hont:	Yes.

Alvin Hoffman:	I didn't understand that. Thank you.

Raymond De Hont:	You're welcome.

Operator:	At this time there are no further questions. Mr. Bittle, are there any closing remarks?

Kevin Bittle:	Yes. Thank you, (Regina). That concludes our conference call for today. We just want to thank everyone again for your participation.

Operator:	The concludes today's conference call. You may now disconnect.

END